Exhibit 99.1

NEWS RELEASE

Coeur Announces Preliminary Voting Results of 2013 Annual Meeting of Shareholders

and Receipt of Favorable ISS Governance QuickScore

Coeur d’Alene, Idaho – May 14, 2013 – Coeur d’Alene Mines Corporation (the “Company” or “Coeur”) (NYSE: CDE, TSX: CDM) today announced preliminary voting results from the Company’s Annual Meeting of Shareholders, held at The University Club of Chicago.

Based upon the tally of shares voted, approximately 79 percent of outstanding shares were represented at the meeting. All director nominees, including Robert E. Mellor, John H. Robinson, J. Kenneth Thompson, Sebastian Edwards, Mitchell J. Krebs, Linda L. Adamany, Kevin S. Crutchfield and Randolph E. Gress were elected to the Company’s Board of Directors. Each director received at least 98 percent of the votes cast “For.” Mr. Crutchfield and Mr. Gress are newly elected members of the Board, and Ms. Adamany was elected by the shareholders for the first time after her appointment by the Board in March 2013. At the Annual Meeting, the Company recognized and thanked outgoing directors James J. Curran and L. Michael Bogert for their significant contributions and years of service to the Company.

Shareholders also approved on an advisory basis, the Company’s executive compensation, commonly known as “Say-on-Pay.” The non-binding proposal provided shareholders the opportunity to endorse or not endorse the Company’s executive pay programs and policies. The Company’s Say-on-Pay received approximately 96 percent of the votes cast “For” the proposal.

With approximately 99 percent of the votes cast “For,” shareholders approved the Company’s proposal to change its state of incorporation from Idaho to Delaware. The Company expects to accomplish the reincorporation by converting to a Delaware corporation as provided in the Idaho Business Corporation Act, Idaho Entity Transactions Act and Delaware General Corporation Law. The Company’s filings with the Delaware Secretary of State also will effect a change of the Company’s name from “Coeur d’Alene Mines Corporation” to “Coeur Mining, Inc.” The Company expects the reincorporation to become effective on or about May 16, 2013.

The Company today also announced that it had received a favorable ISS Governance QuickScore of “2.” The ISS Governance QuickScore is a quantitative tool designed to identify potential governance risk within a company. A score of 1 indicates lower governance risk, while a 10 indicates higher governance risk.

Finally, with approximately 99 percent of the votes cast “For,” shareholders ratified KPMG LLP as the Company’s independent registered public accountants for the year ending December 31, 2013.

About Coeur

Coeur d’Alene Mines Corporation is the largest U.S.-based primary silver producer and a growing gold producer. The Company has four precious metals mines in the Americas generating strong production, sales and cash flow. Coeur produces from its wholly owned operations: the Palmarejo silver-gold mine in Mexico, the San Bartolomé silver mine in Bolivia, the Rochester silver-gold mine in Nevada and the Kensington gold mine in Alaska. Coeur has a non-operating interest in the Endeavor silver-gold mine in Australia. The Company has two feasibility stage projects, the Joaquin silver project in Argentina and the La Preciosa silver-gold project in Mexico. In addition, Coeur conducts ongoing exploration activities in Mexico, Argentina, Nevada, Alaska and Bolivia. The Company owns strategic investment positions in eight silver and gold development companies with projects in North and South America.

For Additional Information:

Wendy Yang, Vice President, Investor Relations

(208) 665-0345

Stefany Bales, Director, Corporate Communications

(208) 667-8263

www.coeur.com